                                  EXHIBIT 10.50

                         AGREEMENT OF PURCHASE AND SALE

                          AND JOINT ESCROW INSTRUCTIONS

      THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (the "PURCHASE AGREEMENT") is made and entered into as of this 29th day of November, 1999, and constitutes an agreement by and between CITY GARBAGE COMPANY OF EUREKA, INC., a California corporation ("SELLER"), and HUMBOLDT WASTE MANAGEMENT AUTHORITY, a California joint powers authority duly organized under California Government Code Sections 6500 et seq. ("BUYER").

                          RECITALS AND REPRESENTATIONS

      WHEREAS, Seller is the owner of that certain real property, together with the improvements and fixtures located thereon, located in the City of Eureka, County of Humboldt, State of California, more particularly described in EXHIBIT A, attached hereto and incorporated by reference herein (the "TRANSFER STATION PROPERTY"), on a portion of which Seller currently operates a solid waste transfer station (the "TRANSFER STATION");

      WHEREAS, Seller is the owner of that certain real property, together with the improvements and fixtures located thereon, located in the County of Humboldt, State of California, more particularly described in EXHIBIT B attached hereto and incorporated by reference herein (the "LANDFILL PROPERTY"), on which Seller currently operates a solid waste landfill known as the Cummings Road Landfill (the "LANDFILL");

      WHEREAS, Buyer is a joint powers authority duly organized under California Government Code Sections 6500 et seq. and formed by the Cities of Arcata, Blue Lake, Eureka, Ferndale, and Rio Dell, and the County of Humboldt;

      WHEREAS, the Transfer Station and the Landfill have received solid waste from, among other sources, residents and businesses of those local jurisdictions which have joined together to form Buyer;

      WHEREAS, subject to the terms and conditions hereof: (i) Seller will sell and transfer to Buyer, and Buyer will purchase and accept from Seller, the Transfer Station Property, subject to Seller leasing back a portion of such property; (ii) Seller will transfer to Buyer, and Buyer will accept from Seller, the Landfill Property, and in connection therewith, Buyer will assume certain operational, closure and post-closure responsibilities with respect to the Landfill; (iii) Seller will assign and transfer to Buyer and Buyer will accept from Seller rights with respect to certain statutorily-mandated trust funds and related agreements established in connection with the operation of the Landfill;
(iv) Buyer will pay to Seller a termination payment in exchange for which the Seller and affiliated companies will cease certain refuse disposal activities;
(v) Buyer will cooperate with Seller in its efforts to obtain extensions of certain collection and recycling contracts Seller has with the City of Eureka and the County of Humboldt; and (vi) the parties will agree to certain other matters as specified herein; and

      WHEREAS, to facilitate the transactions contemplated herein, this Purchase Agreement will serve as the joint instructions of Buyer and Seller to



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Humboldt Land Title Company ("ESCROW HOLDER") with regard to the escrow (the
"ESCROW") created pursuant hereto.

                                    AGREEMENT

      NOW THEREFORE, in light of the foregoing premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0 Transfer Station Property and Related Agreements.

      1.1 Purchase and Sale.

            (a) At the Close of Escrow (as defined in Section 6.1 hereof), Seller shall transfer and convey to Buyer all of Seller's right, title and interest in and to the Transfer Station Property, and Buyer shall acquire the same from Seller, upon the terms and conditions herein set forth. Notwithstanding the foregoing, the Transfer Station Property shall not include the moveable truck wash container and the truck wash equipment located therein or the oil/water separator located near the truck wash pad to the extent any of the same might be deemed an improvement or fixture otherwise within the definition of the Transfer Station Property, it being understood that Seller will retain ownership of such property.

            (b) At the Close of Escrow, Seller shall assign and transfer to Buyer to the extent permitted by law all of Seller's right, title and interest in and to the licenses and permits relating to the use of the Transfer Station as a solid waste transfer station set forth in EXHIBIT C, attached hereto and incorporated herein by this reference (collectively, the "TS PERMITS").

            (c) Seller has no obligation to transfer to Buyer any license or permit other than the TS Permits. To the extent the consent of any third party is required for any such assignment or transfer to Buyer of any TS Permit, Seller and Buyer will cooperate in good faith to obtain such consent (collectively, the "TS THIRD PARTY CONSENTS") prior to the Close of Escrow. Notwithstanding the provisions of Paragraph 1.1(b) hereof, to the extent any such TS Third Party Consent is not obtainable with respect to any TS Permit, or if any TS Permit is not transferable, Seller will have no obligation to transfer or assign such TS Permit to Buyer, but Seller and Buyer will each use its best efforts to attempt to have issued to Buyer a similar license or permit to such TS Permit by the relevant governmental agency.

      1.2 Consideration. In consideration of the transfer and conveyance to Buyer of Seller's right, title and interest in and to the Transfer Station Property, and the assignment and transfer to Buyer of Seller's right, title and interest in and to the TS Permits, Buyer will, at the Close of Escrow:

            (a) Pay to Seller the sum of Two Million Six Hundred Thousand Dollars ($2,600,000.00) (the "CASH PAYMENT") in immediately available funds, which amount shall be paid into the Escrow at least one (1) business day prior to the Close of Escrow; and

            (b) Enter into that certain Transfer Station Assignment and Assumption Agreement in the form attached hereto as EXHIBIT D (the "TS ASSIGNMENT AGREEMENT").

      1.3 Certain Credits. Buyer shall receive a credit against the Cash Payment at the Close of Escrow in the amount of (i) Twenty-Five Thousand Dollars



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($25,000.00) to compensate Buyer for the cost of updating the closure/post-closure plan for the Landfill; and (ii) One Hundred Thousand Dollars ($100,000.00) to compensate Buyer for the cost of certain environmental mitigation improvements required at the Transfer Station Property, which will not be the responsibility of Seller after the Close of Escrow.

      1.4 Leaseback. Effective on the Close of Escrow, Buyer will lease back to Seller, pursuant to a lease agreement in the form attached hereto as EXHIBIT E (the "LEASE"), the waste collection company office, maintenance facility and parking/truck storage facility located on the Transfer Station Property. The Lease will provide for a term of ten (10) years, with certain rights to extend the term, and an initial rental rate of Six Thousand Two Hundred Eighty Three Dollars ($6, 283.00) per month subject to annual increases based on the Consumer Price Index.

      1.5 Central Drop-off Recycling Site.

            (a) Effective on the Close of Escrow, Buyer will assume all of the obligations of Seller to the City of Eureka pursuant to Section 4.2.5 of that certain Agreement Between the City of Eureka and City Garbage Company of Eureka, Inc. For Collection, Transportation and Disposal of Residential, Commercial and Industrial Solid Waste dated December 19, 1997 (the "EUREKA COLLECTION AGREEMENT"), for providing a central drop-off recycling site, and all reporting obligations of Seller under the Eureka Collection Agreement with respect to recycling materials received at the Transfer Station. From and after the Close of Escrow, Buyer shall accept recyclable materials delivered to the Transfer Station by Seller, subject to the same terms and conditions such materials would be accepted from other customers, such as recyclers, residents, generators of recyclables, etc. At this time, Buyer anticipates that "traditional" recyclables, including paper, newspaper, cardboard, glass, tin cans, aluminum cans, bi-metal cans, #1 PETE plastic, #2 HDPE colored plastic bottles, and #2 HDPE natural bottles will be accepted at no charge. Other material, such as greenwaste, appliances, tires, metals, and used motor oil, will be accepted at a cost sufficient to cover the cost of handling and processing. Buyer and Seller recognize that conditions such as marketability and processing costs can alter Buyer's terms of acceptance of recyclables. On or before the Close of Escrow, Seller shall cause the City of Eureka to execute an amendment to the Eureka Collection Agreement authorizing Buyer to assume the above-referenced recycling obligations and releasing Seller from said obligations, the form of which amendment shall be reasonably acceptable to Seller.

2.0 Landfill Property and Related Agreements.

      2.1 Transfer and Assignment.

            (a) At the Close of Escrow, Seller agrees to transfer and convey to Buyer all of Seller's right, title and interest in and to the Landfill Property, and Buyer agrees to acquire the same from Seller, upon the terms and conditions herein set forth.

            (b) At the Close of Escrow, Seller agrees to assign and transfer to Buyer to the extent permitted by law all of Seller's right, title and interest in and to the following:

                  (1) as further described and subject to the limitations set forth in Paragraph 3.0 hereof, the trust funds and related trust agreements described under the headings Closure Post-Closure Trust Fund and Article 5 Corrective Action



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Trust Fund in EXHIBIT F attached hereto and incorporated by reference herein
(collectively, the "TRUST FUNDS"); and

                  (2) all of the licenses and permits relating to the use of the Landfill as a sanitary landfill as set forth under the heading "Permits" in EXHIBIT F (collectively, the "LF PERMITS").

            (c) Seller has no obligation to transfer to Buyer any license or permit relating to the use of the Landfill Property as a sanitary landfill other than the LF Permits. To the extent the consent of any third party is required for any such assignment and transfer to Buyer of any Trust Funds or LF Permits, Seller and Buyer agree to cooperate in good faith to obtain such consent (collectively, the "LF THIRD PARTY CONSENTS") prior to the Close of Escrow. Notwithstanding the provisions of Paragraph 2.1(b)( 2) above, to the extent any such LF Third Party Consent is not obtainable with respect to any LF Permit, or if any LF Permit is not transferable, Seller will have no obligation to transfer or assign such LF Permit to Buyer, but Seller and Buyer will cooperate with each other and use diligent efforts to attempt to have issued to Buyer a similar license or permit to such LF Permit by the relevant governmental agency. In furtherance of the foregoing, upon execution of this Purchase Agreement, Seller and Buyer agree to sign and deliver to the California Regional Water Quality Control Board, North Coast Region a letter in the form attached hereto as EXHIBIT G, which letter relates to the waste discharge requirements relating to the Landfill.

      2.2 Consideration. In consideration of the transfer and conveyance to Buyer of Seller's right, title and interest in and to the Landfill Property, the assignment, transfer and conveyance to Buyer of Seller's right, title and interest in and to the Trust Funds and LF Permits, Buyer will enter into that certain Landfill Assignment and Assumption Agreement with Seller, effective as of the Close of Escrow, in substantially the form attached hereto as EXHIBIT H (the "LF ASSIGNMENT AGREEMENT").

      2.3 Easements. The parties acknowledge that subsequent to the Close of Escrow, Seller will continue to own approximately 277 acres of additional real property (the "RETAINED PROPERTY") in the vicinity of the Landfill Property and will continue to need access to such property over and across the Landfill Property for logging and other purposes. Accordingly, at the Close of Escrow, Seller shall reserve from the conveyance of the Landfill Property one or more ingress/egress easements (the "ACCESS EASEMENT") over and across the Landfill Property as is reasonably necessary to allow Seller to access the Retained Property and to harvest efficiently timber from such property , and the language of such easement shall be acceptable to both parties. The Access Easement shall be located such that it will not materially interfere with corrective actions and closure/post-closure activities being performed by Buyer at the Landfill. Furthermore, at the Close of Escrow, Seller shall grant to Buyer easements over the Retained Property for purpose of access to and maintenance of the existing ground water diversion trench sedimentation pond (the "POND EASEMENT") and access to the existing monitoring wells relating to the Landfill Property (the "MONITORING WELLS EASEMENT"), the language of which shall be acceptable to both parties.

      2.4 Baseline Assessment. Prior to the Close of Escrow, the parties shall prepare a baseline environmental assessment of the Landfill (the "ASSESSMENT"), which Assessment shall consist of a compilation of existing reports, studies and analyses of the Landfill previously prepared by consultants/engineers of Seller and the County of Humboldt as set forth in EXHIBIT N. The parties shall bear equally


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the cost of the Assessment and the cost of taking any necessary aerial photographs of the Landfill Property.

3.0 Trust Funds and Related Obligations.

      3.1 Closure/Post-Closure Trust.

            (a) On or before the Close of Escrow, Seller and Buyer shall execute all documents necessary and obtain all approvals necessary to amend or replace the Closure/Post-Closure Trust Agreements, as identified on EXHIBIT F, to transfer all Seller's right, title, interest, and obligation pursuant to the Trust Agreements to Buyer and to substitute Buyer as grantor under the Trust Agreements.

            (b) The parties understand that prior to the Close of Escrow, Buyer desires to replace the mechanism for providing financial assurances for post-closure obligations with respect to the Landfill with a pledge of revenues mechanism. Accordingly, Seller will cooperate in good faith with Buyer's effort to obtain all governmental approvals necessary to substitute a pledge of revenues mechanism and cause the funds contained in the Closure/Post-Closure Trust Fund to be released into the Escrow prior to the Close of Escrow.

            (c) From and after the Close of Escrow, Seller shall be replaced as grantor under the Closure/Post-Closure Trust Agreement and shall have no further obligation to make payments into the Closure/Post-Closure Trust Fund, nor to pay for or participate in any way in future closure/post-closure operations. From and after the Close of Escrow, Buyer will assume all legal responsibility for closure/post-closure obligations with respect to the Landfill, including without limitation, the obligation to provide adequate financial assurances with respect to such obligations. Seller makes no representations as to the adequacy of the Closure/Post-Closure Trust Fund and shall have no responsibility or liability to Buyer or any other party with respect to the failure of such funds to cover adequately any closure and post-closure costs with respect to the Landfill.

            (d) To the extent that this Purchase Agreement between Buyer and Seller may be inconsistent with paragraph 7 of the 1996 Amendment to the Solid Waste Disposal Agreement between the County of Humboldt and Seller (the "1996 AMENDMENT"), this Purchase Agreement shall supersede such 1996 Amendment. On or before the Close of Escrow, Buyer will cause the County of Humboldt to acknowledge in writing the foregoing, which writing will be reasonably acceptable to Seller.

      3.2 Operator Liability Trust.

            (a) On or before the Close of Escrow, Seller and Buyer shall execute all documents necessary and obtain all approvals necessary to amend or replace the Operator Liability Trust Agreement, as identified on EXHIBIT F, to transfer all Seller's right, title, interest, and obligation pursuant to the Trust Agreement to Buyer, subject to the provisions of Paragraphs 3.2(b)-(f), and to substitute Buyer as grantor under such Trust Agreement.

            (b) On or before the Close of Escrow, (i) Buyer shall cause the County of Humboldt to release and transfer to Seller all of the County's right, title and interest pursuant to paragraph 5 of the 1996 Amendment in the funds held in the Operator Liability Trust Fund, as identified on EXHIBIT F, as of the date of this Purchase Agreement, together with all interest accrued thereon until the funds are released from the Trust (the "OPERATOR LIABILITY FUNDS").



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            (c) On or before the Close of Escrow, Buyer may substitute a pledge of revenues or insurance mechanism for the Operator Liability Funds, and shall cause such funds to be paid into escrow at least one (1) business day prior to the Close of Escrow.

            (d) In consideration of Seller's retention of certain liabilities as set forth in this Paragraph 3.2(d) hereof, Buyer shall transfer to Seller the Operator Liability Funds at the Close of Escrow. After the Close of Escrow, the funds released to Seller from the Operator Liability Trust Fund shall be available for the exclusive use by Seller to pay liability claims, if any, arising from its operation of the Landfill prior to the Close of Escrow in accordance with state law and regulations. Any unused funds in said trust shall belong to Seller as its sole property.

            (e) Seller shall retain any liabilities that are covered by the Operator Liability Trust Fund that it may otherwise have for its activities at the Landfill occurring prior to the Close of Escrow.

            (f) From and after the Close of Escrow, Seller shall be replaced as grantor under the Operator Liability Trust Agreement and shall have no further obligation to make payments into the Operator Liability Trust Fund. Buyer shall be legally responsible for any replacement funds required to be deposited in the Operator Liability Trust Fund or other financial assurance mechanism, and such additional funds shall be available only to meet its own operator liabilities.

      3.3 Article 5 Corrective Action Trust Fund.

            (a) On or before the Close of Escrow, Seller and Buyer shall execute all documents necessary and obtain all approvals necessary to amend or replace the Article 5 Corrective Action Trust Agreement, as identified on EXHIBIT F, to transfer all Seller's right, title, interest and obligation pursuant to the Trust Agreement to Buyer and to substitute Buyer as grantor under the Trust Agreement, subject to the limitations contained in Paragraph 3.3(b).

            (b) Both prior to and after the Close of Escrow, the funds in the
Article 5 Corrective Action Trust Fund shall be available to reimburse Seller for expenses incurred prior to the Close of Escrow to implement any state-approved Article 5 corrective action. At the Close of Escrow, Buyer shall also cause the County of Humboldt to pay into the Article 5 Corrective Action Trust Fund any additional funds required to reimburse Seller for expenses incurred prior to the Close of Escrow to implement any state approved Article 5 corrective actions (with the exception of additional funds which may be necessary to reimburse Seller for expenses related to the groundwater diversion trench and toe-berm repair, construction or design), subject to regulatory approval of disbursement requests submitted by Seller.

            (c) From and after the Close of Escrow, Seller shall be replaced as grantor under the Article 5 Corrective Action Trust Agreement and shall have no further obligation to make payments into the Article 5 Corrective Action Trust Fund, or to pay for or participate in any way in future corrective actions.

            (d) Subject to the limitations contained in Paragraph 3.3(e) hereof, Seller shall retain whatever legal liability it may have for any defect or deficiency in the work performed by Seller or its contractors or consultants at the Landfill.




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            (e) At such time as Seller and the County of Humboldt resolve by written agreement the question of the County's obligation, if any, to pay certain additional Article 5 corrective action costs related to the groundwater diversion trench and toe-berm repair, construction or design, Buyer shall cause the County of Humboldt to reimburse Seller for such additional amounts to the extent required to meet the County's legal obligation, if any, with respect to such expenses.

4.0 Other Agreements.

      4.1 Termination Payment. In recognition that the purchase of the Transfer Station Property as provided herein will result in the termination of Seller's existing refuse disposal business involving use of the Landfill and the Transfer Station, Buyer shall make a termination payment to Seller in the amount of One Million Dollars ($1,000,000.00) (the "TERMINATION PAYMENT"). The Termination Payment shall be payable to Seller in immediately available funds at the Close of Escrow and shall be deposited into the Escrow by Buyer at least one (1) business day prior to the Close of Escrow.

      4.2 Covenant Not to Compete. Seller and its affiliated companies hereby covenant not to engage in the disposal of solid waste from Humboldt County for a period of ten (10) years from the Close of Escrow and continuing for the duration of its current waste collection and recycling contracts in Humboldt County and any extensions thereof. Nothing contained in this Paragraph 4.2 shall prevent Seller or its affiliates from engaging in the business of collecting and/or recycling solid waste in and from Humboldt County.

      4.3 Waste Delivery. Beginning at the Close of Escrow, Seller shall deliver all waste that is collected by Seller in Humboldt County to Buyer's designated facilities located within Humboldt County for the duration of Seller's current waste collection and recycling contracts in Humboldt County and any extensions thereof contemplated herein.

      4.4 Collection Contracts. Prior to the Close of Escrow, Buyer shall cooperate with Seller in its efforts to extend its existing solid waste collection and recycling contracts with the County of Humboldt and the City of Eureka such that each contract shall have a term of ten (10) years from the Close of Escrow.

      4.5 Covenant Not to Sue. Seller hereby covenants not to sue or finance the suit of any other person or entity with respect to any matter which is resolved pursuant to this Purchase Agreement, provided that Buyer is not in breach of any of the terms of this Purchase Agreement relating to such resolved matters.

      4.6 Rolling Stock and Equipment. At the Close of Escrow, Buyer may purchase any or all of the rolling stock and equipment used at the Transfer Station and the Landfill identified on Schedule 4.6 attached hereto. The purchase price for such rolling stock and equipment shall be as set forth in such Schedule. Buyer shall identify the items of rolling stock and equipment it wishes to purchase at least thirty (30) days prior to the Close of Escrow. The purchase price for such rolling stock and equipment so selected shall be payable in immediately available funds on the Close of Escrow. All rolling stock and equipment purchased by Buyer shall be purchased in its "AS IS" condition, without any representation or warranty as to the condition thereof or fitness for a particular purpose. At the Close of Escrow, Seller shall deliver to Buyer a bill of sale with respect to all rolling stock and equipment so purchased and all necessary certificates of title with respect thereto.


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      4.7 Decommissioning of Wells. Prior to the Close of Escrow, or as soon as reasonable possible thereafter, Seller shall decommission Monitoring Wells MW-9-H/W and MW-24-W as required by applicable law.

5.0 Indemnification.

      5.1 Defined Terms. When used in this Paragraph 5.0, the following terms shall have the following meanings:

            (a) "Indemnify" means indemnify, protect, hold harmless and defend.

            (b) "Loss" or "Losses" means any and all claims, demands, conditions, losses, liabilities, damages (including foreseeable and unforeseeable consequential damages), liens, obligations, interest, injuries, penalties, fines, lawsuits and other proceedings, judgments and awards and costs and expenses (including without limitation reasonable attorneys' fees and costs and consultants' fees and costs) of whatever kind or nature, known or unknown, contingent or otherwise, and including those brought, alleged or claimed by local, state or federal governmental agencies or authorities or by other third parties.

            (c) "CG Related Parties" means all direct or indirect, past or present, affiliates, parents, subsidiaries, agents, employees, officers, directors, shareholders, partners, legal representatives, successors and assigns of Seller, and each of them.

            (d) "Authority Related Parties" means all direct or indirect, past or present constituent members, board and commission members, agents, employees, legal representatives, successors and assigns of the Buyer, and each of them.

      5.2 Seller's Indemnity of Buyer. Subject to the limitations set forth in Paragraph 5.3 hereof, Seller shall Indemnify Buyer and Authority Related Parties from and against any and all Losses to the extent arising from:

            (a) Seller's operation of the Landfill prior to the Close of Escrow to the extent Seller is otherwise legally liable therefor;

            (b) matters covered by the Operator Liability Trust Fund (as referenced in EXHIBIT F) that arise from Seller's operation and ownership of the Landfill prior to the Close of Escrow to the extent Seller is otherwise legally liable therefor;

            (c) any defect or deficiency in the corrective action work performed by Seller or Seller's contractors or consultants at the Landfill prior to the Close of Escrow to the extent Seller is otherwise legally liable therefor; and

            (d) the presence, if any, of low concentrations of long-chain hydrocarbons referred to in paragraph 1C of EXHIBIT M.

      5.3 Limitations on Indemnity. Notwithstanding anything contained in Paragraph 5.2 to the contrary, Seller shall have no obligation to Indemnify Buyer or Authority Related Parties with respect to:

            (a) Environmental mitigation costs with respect to the Transfer Station Property to the extent of $100,000.00, for which Buyer received a credit pursuant to Paragraph 1.3 hereof; and



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            (b) Losses for which Buyer is to Indemnify Seller pursuant to
Paragraphs 5.4(b), (c) or (d) hereof.

      5.4 Buyer's Indemnity of Seller. Buyer shall Indemnify Seller and CG Related Parties from and against any and all Losses to the extent arising from:

            (a) Buyer's operation of the Landfill from and after the Close of Escrow, to the extent the Buyer is otherwise legally liable therefor;

            (b) all closure and post-closure activities and obligations existing or arising with respect to the Landfill, including obligations to close, maintain and monitor the Landfill and to provide financial assurances with respect to closure and post-closure obligations;

            (c) bodily injury and/or property damage to third parties caused by operation of the Landfill from and after the Close of Escrow, and the failure to provide financial assurances with respect to such matters as required by applicable laws; and

            (d) all corrective action activities and obligations existing on or arising from or after the Close of Escrow with respect to the Landfill, including obligations to provide financial assurances with respect to such matters as required by applicable laws, except for the matters for which Seller is to Indemnify Buyer pursuant to Paragraph 5.2(c) hereof.

      5.5 Defense.

            (a) Promptly after the assertion by any third party of any claim (a "THIRD PARTY CLAIM") against any person or entity entitled to indemnification under this Paragraph 5.0 (the "INDEMNITEE") that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification, in whole or in part, pursuant to this Agreement, such Indemnitee shall promptly notify the party from whom such indemnification could be sought (the "INDEMNITOR") of such Third Party Claim.

            (b) If the Indemnitee may be entitled to indemnification only in part with respect to the Third Party Claim:

                  (1) Indemnitee shall be responsible for conducting the defense and settlement of the Third Party Claim unless Indemnitor elects at its own expense, and with the consent of the Indemnitee, to assume the defense of the entire Third Party Claim;

                  (2) All claims for reimbursement of defense costs and other indemnification pursuant to this Paragraph 5 shall be stayed until the resolution of the Third Party Claim, and shall be resolved thereafter by compulsory binding arbitration between Indemnitor and Indemnitee. Any statute of limitations or time limit applicable to the assertion of a claim or defense to indemnification under this Paragraph 5 shall be tolled during the pendency of the Third Party Claim; and

                  (3) The arbitrator shall be selected by mutual agreement of the parties, and the arbitration shall be conducted in accordance with the terms of the California Arbitration Act unless otherwise agreed by the parties.


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            (c) If the Indemnitee is entitled to indemnification in full with respect to the Third Party Claim, then the Indemnitor shall have the right to assume the defense of the Indemnitee against such Third Party Claim (at the expense of the Indemnitor). If the Indemnitor fails to assume the defense of the Indemnitee, the Indemnitee may do so with its own counsel at Indemnitor's expense.

            (d) Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. Neither party shall, without the prior written consent of the other party: (1) settle, compromise or offer to settle any such Third Party Claim on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any affiliate, or (2) settle, compromise or offer to settle on a basis that does not include an unconditional release of the other party for any liability arising from the Third Party Claim.

6.0 Escrow.

       6.1 Opening and Closing.

            (a) For purposes of this Purchase Agreement, the Escrow will be deemed opened on the date Escrow Holder has received a fully executed original of this Purchase Agreement or an executed counterpart of this Purchase Agreement from both Buyer and Seller. Escrow Holder will notify Buyer and Seller, in writing, of the date Escrow is opened. In addition, Buyer and Seller agree to execute, deliver, and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the transactions contemplated by this Purchase Agreement. Any such supplemental instructions will not conflict with, amend or supersede any portions of this Purchase Agreement. If there is any inconsistency between such supplemental instructions and this Purchase Agreement, this Purchase Agreement will prevail and govern.

            (b) For purposes of this Purchase Agreement, the CLOSE OF ESCROW will be defined as the time and date that the grant deeds (the "GRANT DEEDS") conveying the Transfer Station Property and the Landfill Property to Buyer are recorded in the Official Records of Humboldt County, California, the Cash Payment and Termination Payment are paid and released to Seller, and the funds in the Operation Liability Trust Fund are released to Seller. The Close of Escrow will occur on January 15, 2000, or on such other date as is mutually agreed upon by Buyer and Seller (the "CLOSING DATE"). Either party hereto may terminate this Purchase Agreement upon written notice to the other party in the event that the Close of Escrow does not occur by the Closing Date due to the failure of any condition benefiting such terminating party, which failure was not the result of any breach of this Agreement or bad faith by such terminating party.

7.0 Title to Property.

      7.1 Conditions of Title. It will be a condition to the Close of Escrow that title to the Transfer Station Property and the Landfill Property be conveyed to Buyer by the Grant Deeds, which will be subject only to the following approved conditions of title (the "APPROVED CONDITIONS OF TITTLE"):

            (a) a lien to secure payment of real estate taxes and assessments not delinquent; and

            (b) the lien of supplemental taxes, if any assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

            (c) matters created by or with the written consent of Buyer;

            (d) matters which do not significantly affect the operation of the Transfer Station Property and the Landfill Property or involve a significant surface encroachment or loss of access, as determined by Buyer in its sole reasonable discretion;

            (e) any restrictions affecting the Transfer Station Property and the Landfill Property as may be set forth in the terms and conditions of any of the TS Permits or LF Permits;

            (f) all matters which would be disclosed by a physical inspection or an ALTA survey of the Transfer Station Property and the Landfill Property by a qualified licensed surveyor;

            (g) the Access Easement;

            (h) all exceptions which are disclosed by the preliminary title reports in Order Nos. 100011A-001-SG and 100011B-001-SG dated November 12, 1999 (collectively, the "PRELIMINARY REPORTS") issued with respect to the Transfer Station Property and the Landfill Property by Escrow Holder in its capacity as title insurer. Seller has provided Buyer with the Preliminary Reports, copies of which are attached hereto as EXHIBIT I-1 and EXHIBIT I-2, and with copies of the underlying documents referenced in the Preliminary Reports, and Buyer acknowledges its receipt and approval of the Preliminary Reports and the underlying documents.

      7.2 Title Policy. Title to the Transfer Station Property and the Landfill Property will be evidenced by the willingness of the Escrow Holder to issue its CLTA Form Policies of Title Insurance (collectively, the "TITLE POLICIES") in the amount of up to $2,475,000.00 with respect to the Transfer Station Property and up to $100,000.00 with respect to the Landfill Property showing title to the Transfer Station Property and the Landfill Property vested in Buyer subject only to the Approved Conditions of Title.

8.0 Additional Conditions to Close of Escrow.

      8.1 Conditions to Buyer's Obligations. Buyer's obligation to consummate the transactions contemplated by this Purchase Agreement is subject to the occurrence and/or satisfaction of each of the following additional conditions for Buyer's benefit (or Buyer's waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or before the Close of Escrow or on such other dates as may be designated below for the satisfaction of such conditions:

            (a) Seller will have timely performed all of the obligations required to be performed by Seller under this Purchase Agreement on or before the dates provided under this Purchase Agreement for the performance of such obligations.

            (b) All representations and warranties made by Seller to Buyer in this Purchase Agreement will be true and correct in all material respects as of the Close of Escrow.

            (c) The TS Third Party Consents and LF Third Party Consents shall have been obtained, or, with respect to TS Permits and LF Permits, Buyer, with Seller's good faith cooperation, shall have obtained issuance of any necessary new permits therefor;

            (d) The reviews by all lead and responsible agencies required by the California Environmental Quality Act for the use by Buyer of the Transfer Station Property and the Landfill Property shall have been successfully completed.

            (e) The Assessment shall have been completed and delivered to the parties;

            (f) All governmental and regulatory approvals shall have been obtained such that the funds contained in the Closure/Post-Closure Trust Fund and the Article 5 Corrective Action Trust Fund (less any amounts to be disbursed to Seller in accordance with Paragraph 3.3 hereof) shall have been released into the Escrow with Escrow Holder at least two (2) business days prior to the Close of Escrow; and

            (g) Seller will have operated and maintained the Transfer Station Property and Landfill Property consistent with all regulatory requirements unless otherwise noted in EXHIBIT M, except where failure to do so would not have a material adverse effect on the operation or condition of the Transfer Station Property or Landfill Property.

       8.2 Conditions to Seller's Obligations. Seller's obligation to consummate the transactions contemplated by this Purchase Agreement is subject to the occurrence and/or satisfaction of each of the following conditions for Seller's benefit (or Seller's waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or before the Close of Escrow or on such other the dates as may be designated below for the satisfaction of such conditions:

            (a) Buyer will have timely performed all of the obligations required to be performed by Buyer under this Purchase Agreement on or before the dates provided under this Purchase Agreement for the performance of such obligations, including the Deposit of the Cash Payment and the Termination Payment into the Escrow;

            (b) All representations and warranties made by Buyer to Seller in this Purchase Agreement will be true and correct in all material respects as of the Close of Escrow;

            (c) Seller shall have entered into extensions of its existing solid waste collections and recycling contracts with the County of Humboldt and the City of Eureka which shall provide for a term of not less than ten (10) years from the Close of Escrow;

            (d) The Assessment shall have been completed and delivered to the parties;

            (e) Seller shall have received a writing from the County of Humboldt acknowledging that paragraph 7 of the 1996 Amendment to Solid Waste Disposal Agreement between the County and Seller is superseded by this Purchase Agreement, which writing shall be reasonably acceptable to Seller and County of Humboldt;

            (f) Seller shall have received all funds held in the Operator Liability Trust Fund as of the Close of Escrow and the County of Humboldt shall have released and transferred to Seller all of the County's rights to such funds in writing in a form reasonably acceptable to Seller;

            (g) The County of Humboldt shall have paid into the Article 5 Corrective Action Trust Fund such additional funds as would then be necessary to reimburse Seller for expenses incurred prior to the Close of Escrow to implement any state approved Article 5 Corrective Actions (with the exception of additional funds to cover expenses related to the groundwater diversion trench and toe-berm repair, construction or design), subject to regulatory approval of disbursement requests submitted by Seller;

            (h) The TS Third Party Consents and LF Third Party Consents shall have been obtained, or, with respect to TS Permits and LF Permits, Buyer, with Seller's good faith cooperation, shall have obtained issuance of any necessary new permits therefor; and

            (i) The documents and amendments referenced in Paragraphs 3.1(a), 3.2(a) and 3.3(a) shall have been approved by the necessary governmental authorities; and

            (j) Seller shall have entered into an agreement with the City of Eureka wherein the City of Eureka will agree to a procedure allowing Seller to pass through any recycling charges imposed by Buyer as referenced in paragraph
1.5 hereof

            (k) Seller shall have entered into an agreement with the City of Eureka and the County of Humboldt allowing Seller to pass through any increases in rent under the Lease pursuant to the Eureka Collection Agreement and the Humboldt County Collection Agreement or shall otherwise be satisfied that any such rental increases may be passed through under such agreements as the same are currently written.

9.0 Deposits by Seller. At least two (2) business days prior to the Close of Escrow, Seller will deposit or cause to be deposited with Escrow Holder a certified or bank cashier's check made payable to Escrow Holder or a confirmed wire transfer of funds in the amount of Escrow Holder's estimate of Seller's share of closing costs, prorations and charges payable pursuant to this Purchase Agreement. In addition, at least one (1) business day prior to the Close of Escrow, Seller will deposit or cause to be deposited with Escrow Holder the following documents and instruments:

            (a) Grant Deeds. The Grant Deeds conveying the Transfer Station Property and the Landfill Property to Buyer duly executed by Seller, acknowledged and in recordable form;

            (b) Assignment Agreements. Two (2) counterpart originals of each of the TS Assignment Agreement and the LF Assignment Agreement (together, the Assignments) duly executed by Seller, together with any Third Party Consents that have been obtained by the parties hereto;

            (c) Lease Agreement. Two (2) counterpart originals of the Lease duly executed by Seller;

            (d) Seller's Certificate. A certificate of non-foreign status (the "SELLER'S CERTIFICATE"), duly executed by Seller, in the form attached hereto as EXHIBIT J;

            (e) Bill of Sale. A Bill of Sale with respect to any rolling stock to be purchased by Buyer pursuant to Paragraph 4.6 hereof;

            (f) Pond Easement and Monitoring Wells Easement. The Pond and Monitoring Wells Easements, duly executed by Seller; and

            (g) Certificate of Accuracy. A certificate duly executed by an officer of Seller, in the form attached hereto as EXHIBIT K (the "SELLER OFFICER'S CERTIFICATE") that the representations and warranties of Seller set forth in this Purchase Agreement are true and correct in all material respects on and as of the Close of Escrow as if the same were made on and as of such time, subject only to those exceptions approved in writing by Buyer.

10.0 Deposits by Buyer. At least one (1) business day prior to the Close of Escrow, Buyer will deposit with Escrow Holder the following documents and instruments:

            (a) Assignment Agreements. Two (2) counterpart originals of each of the Assignment Agreements, duly executed by Buyer;

            (b) Lease Agreement . Two (2) counterpart originals of the Lease duly executed by Buyer;

            (c) Certificate of Accuracy. A certificate duly executed by an officer of Buyer in the form attached hereto as EXHIBIT L (the "BUYER OFFICER'S CERTIFICATE") that the representations and warranties of Buyer set forth in this Purchase Agreement are true and correct in all material respects on and as of the Close of Escrow as if the same were made on and as of such time, subject only to those exceptions approved in writing by Seller; and

            d) Access Easement. The Access Easement, duly executed by Buyer.

11.0 Costs and Expenses. The cost and expense of the Title Policies will be paid by Seller. Seller will pay all documentary transfer taxes payable in connection with the recordation of the Grant Deeds. Seller and Buyer will each pay one-half of Escrow Holder's escrow fee charges for document drafting, recording and miscellaneous charges. All sales taxes will be paid by Buyer.

12.0 Prorations.

      12.1 Taxes. Computed as of the Close of Escrow, real and personal property taxes and assessments on the Property will be prorated on the basis that Seller is responsible for:

            (a) all such taxes for the fiscal year of the applicable taxing authorities occurring prior to the Current Tax Period (as that term is defined in Paragraph 12.1(b) hereof); and

            (b) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Close of Escrow, inclusive, whether or not the same will be payable prior to the Close of Escrow. The phrase "CURRENT TAX PERIOD" refers to the fiscal year of the applicable taxing authority in which the Close of Escrow occurs. In the event that as of the Close of Escrow the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, will be used, and when the actual amount of taxes and assessments for the year or years in question will be determinable, then such taxes and assessments will be prorated between the parties to reflect the actual amount of such taxes and assessments.

      12.2 Utilities. Utilities will be prorated as of the Close of Escrow.

13.0 Disbursement and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder will promptly undertake all of the following in the manner indicated:

            (a) Prorations. Prorate all matters referenced in Paragraph 12.0 hereof.

            (b) Dates. Date the Grant Deeds, the Assignment, the Lease and the Bill of Sale, if any, as of the Close of Escrow.

            (c) Recording. Cause the Grant Deeds and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records of Humboldt County, California in the order set forth in this subparagraph.

            (d) Funds. Disburse from funds deposited by Seller with Escrow Holder towards payment of all items chargeable to the account of Seller pursuant hereto in payment of such costs, and disburse the balance of such funds to Seller.

            (e) Documents to Seller. Deliver to Seller the Buyer Officer's Certificate, and the counterparts of the Assignments and the Lease that were executed by Buyer.

            (f) Documents to Buyer. Deliver to Buyer the Seller's Certificate, the Seller Officer's Certificate, the counterparts of Assignments and the Lease that were executed by Seller, all Third Party Consents deposited in Escrow by Seller or Buyer and, when issued, the Title Policies.

14.0 Seller's Representations and Warranties. Buyer acknowledges and agrees that except as expressly provided in this Purchase Agreement, Seller has made absolutely no representations or warranties regarding the Transfer Station Property and the Landfill Property, including, without limitation, the condition, the past use, or the suitability for Buyer's intended use thereof, and that Buyer is purchasing the same on an AS-IS basis, except as otherwise expressly stated herein. Notwithstanding the foregoing, Seller makes the following representations to Buyer:

            (a) Authorization. This Purchase Agreement has been duly and validly authorized, executed and delivered by Seller and no other action is requisite to the execution and delivery of this Purchase Agreement by Seller. The Assignments and the Lease, when the same are deposited to Escrow and delivered to Buyer, will have been duly and validly authorized, executed and delivered by Seller and no other action will be requisite to the execution and delivery of such

Assignments and Lease by Seller and the performance of Seller's obligations thereunder.

            (b) Legal Actions. To Seller's actual knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Transfer Station Property and the Landfill Property in law or equity, except as disclosed to Buyer in EXHIBIT M, attached hereto and incorporated by reference herein.

            (c) Compliance with Law. Seller has received no notice from any governmental agency that either the Transfer Station Property or the Landfill Property is not in compliance with applicable laws and regulations, except as disclosed to Buyer in EXHIBIT M.

            (d) Condemnation. To Seller's actual knowledge, there are no pending or threatened condemnation proceedings which would directly affect the Transfer Station Property or the Landfill Property or any portion thereof.

15.0 Buyer's Representations and Warranties. Buyer makes the following representations and warranties to Seller:

            (a) Formation. Buyer is a California joint powers authority duly organized and validly existing pursuant to California Government Code Sections 6500 et seq.

            (b) Authorization. This Purchase Agreement has been duly and validly authorized, executed and delivered by Buyer and no other action by Buyer is requisite to the execution and delivery of this Purchase Agreement. The Assignments and the Lease, when the same are deposited to Escrow and delivered to Seller, will have been duly and validly authorized, executed and delivered by Buyer and no other action will be requisite to the execution and delivery of the Assignments and the Lease by Buyer and the performance of Buyer's obligations thereunder.

            (c) Inspection of the Property. Except for the express representations and warranties of Seller contained in Paragraph 14.0 hereof, Buyer is acquiring the Transfer Station Property and the Landfill Property (collectively, the "PROPERTY") and the Other Assets AS IS, without any warranty of Seller, express or implied, as to the nature or condition of or title to the same or as to their fitness for Buyer's intended use of same. Buyer is, or of the Close of Escrow will be, familiar with the Property. Buyer is relying solely upon, and as of the Close of Escrow will have conducted, its own independent inspection, investigation and analysis of the Transfer Station Property and the Landfill Property as Buyer deems necessary or appropriate in so acquiring the same from Seller (including, without limitation, any and all matters concerning the condition, use, sale, development or suitability for development thereof). Buyer is not relying in any way upon any representations, statements, agreements, warranties, studies, plans, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters.

16.0 Notices. All notices or other communications required or permitted hereunder will be in writing, and will be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, telegraphed, delivered or sent by facsimile transmission and will be deemed received upon the earlier of:

            (a) if personally delivered, the date of delivery to the address of the person to receive such notice, or

            (b) if mailed, three (3) days after the date of posting by the United States post office; or

            (c) if given by facsimile transmission, when sent. Any notice, request, demand, direction or other communication sent by facsimile transmission must be confirmed by the sending party within forty eight (48) hours by letter mailed or delivered in accordance with the foregoing methods of dispatch other than facsimile transmission.

             To Seller:         Attention:  Michael Leggins, General Manager
                                City Garbage Company of Eureka
                                949 W. Hawthorne
                                Eureka, California 95501
                                Fax: (707) 442-7485

             Copy to:           Alan W. Sparer, Esq.
                                Howard, Rice, Nemerovski, Canady, Falk & Rabkin, Three Embarcadero Center,
                                Seventh Floor
                                San Francisco, CA 94111
                                Fax: (415) 217-5910

             To Buyer:          Attention:  Gerald Kindsfather, General Manager
                                Humboldt Waste Management Authority
                                PO Box 5777
                                Eureka, California 95502
                                Fax: (707) 822-1361

             Copy to:           Victor T. Schaub, General Counsel
                                1740 Panorama Drive
                                Arcata, California 95521
                                Fax: (707) 822-5610

             To Escrow Holder:  Humboldt Land Title Company
                                Sixth & I Streets
                                Eureka, CA 95501
                                Attention: Sue Bosch
                                Fax: (707) 445-5952

      Notice of change of address will be given by written notice in the manner detailed in this Paragraph 16.0. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to constitute receipt of the notice, demand, request or communication sent.

17.0 No Brokers. Buyer and Seller each represent and warrant to the other that neither party has retained or used a broker or finder in connection with this transaction. If any claims arise for brokers or finders fees for the consummation of this Purchase Agreement, then Buyer hereby agrees to indemnify, save harmless and defend Seller from and against such claims if they will be based upon any statement or representation or agreement by Buyer, and Seller hereby agrees to indemnify, save harmless and defend Buyer if such claims will be based upon any statement, representation or agreement made by Seller.

18.0 Legal Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Purchase Agreement, then in that event, the prevailing party in such action or dispute, whether by final judgment or out of court settlement, will be entitled to have and recover of and from the other party all costs and expenses of suit, including, without limitation, reasonable attorneys' fees.

19.0 Assignment. Neither party will assign, transfer or convey its rights and/or obligations under this Purchase Agreement and/or with respect to the Transfer Station Property and the Landfill Property without the prior written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may fully assign its rights and obligations under this Purchase Agreement to any entity which may hereafter assume the waste management obligations of Buyer; and Seller may assign its rights hereunder to any affiliated company or any company purchasing Seller or its parent company in an asset, stock merger, consolidation or similar transaction. Any permitted assignments will not relieve the assigning party from its liability under this Purchase Agreement.

20.0  Miscellaneous.

            (a) Survival. The representations and warranties of both Buyer and Seller set forth in this Purchase Agreement will survive the recordation of the Grant Deeds and the Close of Escrow for a period of one (1) year from such date. All covenants and indemnities contained in this Purchase Agreement shall survive the Closing Date to the extent not fully performed by such date.

            (b) Required Actions of Buyer and Seller. Buyer and Seller agree to execute such instruments and documents and to undertake diligently such actions as may be reasonably required in order to consummate the transactions herein contemplated and will use their best efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

            (c) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

            (d) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Purchase Agreement and any other agreements related hereto will not be deemed to confer any rights upon, nor obligate any of the parties thereto, to any person or entity other than the parties hereto.

            (e) Amendments. The terms of this Purchase Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

            (f) Waiver. The waiver or failure of either party to enforce any provision of this Purchase Agreement will not operate as a waiver of any future breach of any such provision or any other provision hereof.

            (g) Applicable Law. This Purchase Agreement will be governed by and construed in accordance with the laws of the State of California.

            (h) Fees and Other Expenses. Except as otherwise provided herein, each of the parties will pay its own fees and expenses (including, without limitation, fees and expenses of the party's own counsel) in connection with this Purchase Agreement and any other agreements related hereto.

            (i) Entire Agreement. This Purchase Agreement, together with all of the exhibits attached hereto, when duly executed and delivered in substantially the forms attached as exhibits hereto, supersede any prior agreements, negotiations and communications, oral or written, and contain the entire agreement between Buyer and Seller as to the subject matter hereof or thereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party will be of any effect unless it is in writing and executed by the party to be bound thereby.

            (j) Successors and Assigns. This Purchase Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.

            (k) Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Purchase Agreement are solely for the convenience of the parties hereto, are not a part of this Purchase Agreement, and will not be used for the interpretation or determination of the validity of this Purchase Agreement or any provision hereof.

            (l) Severability. If any provision of this Purchase Agreement, or any portion thereof, is found by any court of competent jurisdiction to be unenforceable or invalid for any reason, such provision shall be severable and shall not in any way impair the enforceability of any other provision of this Purchase Agreement.

            (m) Counterparts. This Purchase Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which, together, will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first-above written.

"BUYER"                                 HUMBOLDT WASTE
                                        MANAGEMENT AUTHORITY

                                           By: /s/ Stan Dixon
                                               -------------------------
                                           Stan Dixon, Chair
                                           Board of Directors of the Buyer


APPROVED AS TO FORM:                     ATTEST:

By: /s/  Victor T. Schaub                  By: /s/ Gerald Kindsfather
    --------------------------                 -------------------------
Victor T. Schaub                           Gerald Kindsfather
General Counsel to the Buyer               Clerk of the Buyer

"SELLER"                                 CITY GARBAGE COMPANY
                                         OF EUREKA
                                         a California corporation

                                           By: /s/ Mark B. Lomele
                                               -------------------------
                                           Its: Chief Financial Officer


ACCEPTANCE BY ESCROW HOLDER:

     Humboldt Land Title Company hereby acknowledges that it has received a fully executed counterpart of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

Dated: ____________________              HUMBOLDT LAND TITLE
                                         COMPANY


                                               By: _______________________
                                               Its: